Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 www.kslaw.com

December 20, 2010

FleetCor Technologies, Inc.

655 Engineering Drive

Suite 300

Norcross, Georgia 30092-2830

Re: FleetCor Technologies, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for FleetCor Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to: (i) 3,182,180 shares of the Company’s common stock, par value $0.001 per share, issuable upon the exercise of options that are currently outstanding under the FleetCor Technologies, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), and 2,709,486 shares of the Company’s common stock, par value $0.001 per share, currently authorized for issuance for future awards under the 2010 Plan; and (ii) 6,655,391 shares of the Company’s common stock, par value $0.001 per share, to be issued upon the exercise of options granted pursuant to the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan (the “2002 Plan” and together with the 2010 Plan, the “Plans”) (all such shares and options issued pursuant to the Plans are referred to herein as the “Shares” and “Options,” respectively).

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

For purposes of this opinion, we have assumed the following: (1) the Shares that may be issued pursuant to the Plans or upon exercise of the Options granted pursuant to the Plans will continue to be duly authorized on the dates of such issuance and (2) on the

FleetCor Technologies, Inc.

December 20, 2010

date on which any Option is exercised, such Option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

a. The Shares are duly authorized; and

b. When the Shares are issued pursuant to the Plans or upon exercise of the Options granted pursuant to the Plans against payment therefor, as the case may be, as provided in the Plans, such Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP